    As filed with the Securities and Exchange Commission on September 19, 2002
                                                      Registration No. 333-89868



================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            -------------------------


                                 AMENDMENT NO. 3


                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                            -------------------------

                    CENTRAL EUROPEAN DISTRIBUTION CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                    54-1865271
        (State or other                        (I.R.S. Employer Identification
        jurisdiction of                                   Number)
       incorporation or
        organization)

                           1343 Main Street, Suite 301
                             Sarasota, Florida 34236
                                 (941) 330-1558

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                William V. Carey
                 Chairman, President and Chief Executive Officer
                           1343 Main Street, Suite 301
                             Sarasota, Florida 34236
                                 (941) 330-1558

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -------------------------

                                    Copy to:
                             Steven E. Ballew, Esq.
                             Hogan & Hartson L.L.P.
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109
                                 (202) 637-5725

                            -------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                            -------------------------
                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
                                                               Proposed        Proposed
                                                                Maximum         Maximum        Amount of
              Title of Class                 Amount to       Aggregate Price   Aggregate     Registration
      of Securities Being Registered            be             per Common       Offering        Fee (1)
                                            Registered          Share (1)       Price (1)
------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share      800,000 shares     $15.555        $12,444,000      $1,145

------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the Nasdaq National Market Tier on June 3, 2002. Previously paid.


                            -------------------------
     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion dated September 19, 2002


PROSPECTUS

                                 800,000 Shares

                    CENTRAL EUROPEAN DISTRIBUTION CORPORATION
                                  Common Stock

                               ------------------

         The selling stockholders named in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer and sell up to 800,000 shares of our common stock. We are registering the resale of the offered shares as required by the terms of our agreements with the selling stockholders. We issued these shares in connection with a private placement of the shares in March 2002. The registration of the offered shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. Although we will incur expenses of approximately $71,250 in connection with the registration of these shares, we will not receive any cash proceeds if they are sold.



         Our common stock is quoted on the Nasdaq National Market under the symbol "CEDC." On September 18, 2002 the last reported sale price for our common stock on Nasdaq was $9.98.


                               ------------------

                 Investing in CEDC common stock involves risks. See "Risk Factors" beginning on page 3 before purchasing the common stock.

                               ------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------


         The selling stockholders may from time to time offer and sell all or a portion of the offered shares in transactions on Nasdaq or any other national securities exchange or quotation service on which the offered shares are listed or quoted at the time of the sale, in the over-the-counter market, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The offered shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agents or broker-dealers and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this prospectus under the caption "Plan of Distribution" or in any accompanying prospectus supplement. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the offered shares to be made directly or through agents. One selling stockholder which is a registered broker-dealer is considered an "underwriter" within the meaning of the Securities Act of 1933. The other selling stockholders and any agents or broker-dealers participating in the distribution of the offered shares may be deemed to be "underwriters," and any profit on the sale of offered shares by all of the selling stockholders and any commissions received by any agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

                               ------------------


               The date of this prospectus is September __, 2002.

                               PROSPECTUS SUMMARY

         This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. As this is a summary, it may not contain all information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in our common stock.

         This prospectus contains forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements on page 10 of this prospectus. You should also carefully consider the various risk factors beginning on page 3 of this prospectus, which risk factors may cause our actual results to differ materially from those indicated by such forward-looking statements. You should not place undue reliance on our forward-looking statements.

         Unless the context otherwise requires, all references to "we," "us," "our Company," "CEDC," or the "Company" in this prospectus refer collectively to Central European Distribution Corporation, a Delaware corporation, and its subsidiaries considered as a single enterprise.

                 About Central European Distribution Corporation


         We believe that we are the leading independent distributor of fine wines and spirits in Poland. The Company operates the largest nationwide next-day alcoholic beverage service in Poland through its 28 regional offices located in Poland's principal cities, including Warsaw, Krakow, Gdynia and Katowice Poznan, Bialystok, Rzeszow and Wroclaw. We currently distribute approximately 820 brands in three categories: beers, spirits and wines. The Company imports and distributes ten international beers, including, but not limited to Guinness, Corona, Foster's, Beck's Pilsner, Bitburger and Budweiser Budvar. The Company currently distributes approximately 190 spirit products, including leading international brands of scotch, single malt and other whiskeys, rums, bourbons, Polish vodkas, tequilas, gins, brandies, cognacs, vermouths and specialty liquors, such as Johnnie Walker, Smirnoff, Absolut, Finlandia, Bacardi and Ballanatines. CEDC also imports and distributes 548 wine products, including BPH Rothschild, Torres, Bolla, Concha y Toro, Penfolds, Sutter Home, Georges Duboeuf, Mondavi, Veuve Clicquot and Codorniu. In addition to our distribution agreements with various alcoholic beverage suppliers, we are the exclusive importer for Dunhill Cigars, General Cigar products and Evian water.


         Our Company distributes its products throughout Poland to approximately 13,000 outlets, including off-trade establishments, such as small businesses, medium size retail outlets, petrol stations, duty free, supermarkets and hypermarkets, and on-trade locations, such as bars, night clubs, hotels and restaurants, where such products are consumed.

         Our principal executive offices are located at 1343 Main Street, Suite 301, Sarasota, Florida 34236, and our telephone number is (941) 330-1558. We maintain a homepage on the Internet at www.ced-c.com. That web site is not a part of this prospectus.


         Set forth below is selected financial data with regard to adjustments in reported net income and net income per share as a result of changes in the method for accounting for goodwill and other intangibles that became effective January 1, 2002. The Company's audited financial statements are contained in documents incorporated herein by reference.


                                                  Year ended December 31,
                                             ---------------------------------
                                                1999        2000        2001
                                                ----        ----        ----
        Reported net income                    $1,902      $  985     $2,526

          Goodwill amortization                $   96      $  197     $  315
                                               ------      ------     ------

        Adjusted net income                    $1,998      $1,182     $2,841
                                               ======      ======     ======

        Basic earnings per share of common
        stock

          Reported net income                  $ 0.47      $ 0.23     $ 0.58

          Goodwill amortization                $ 0.02      $ 0.04     $ 0.07
                                               ------      ------     ------
          Adjusted basic earnings per share
          of common stock                      $ 0.49      $ 0.27     $ 0.65
                                               ======      ======     ======

        Diluted earnings per share of common
        stock

          Reported net income                  $ 0.47      $ 0.23     $ 0.57

          Goodwill amortization                $ 0.02      $ 0.04     $ 0.07
                                               ------      ------     ------

        Adjusted diluted earnings per share
        of common stock                        $ 0.49      $ 0.27     $ 0.64
                                               ======      ======     ======



                                  The Offering

         This prospectus relates to up to 800,000 shares of our common stock that may be offered for sale by the selling stockholders. We are registering the shares of common stock covered by this prospectus in order to fulfill our contractual obligations to do so, which we undertook at the time of the original issuance of these shares. Registration of the shares of common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholders.

         We have agreed to bear the expenses of the registration of the common stock under federal and state securities law, but we will not receive any proceeds from the sale of any common stock offered under this prospectus.

         We have also agreed to update this prospectus as needed so that the selling stockholders may use it until all the shares offered by this prospectus are sold or, if earlier, March 27, 2004.

                              Plan of Distribution

         The selling stockholders may sell the shares of common stock through agents or dealers, directly to one or more individuals, institutional or other purchasers or through any combination of these methods of sale. The distribution of the shares of common stock may be effected in one or more transactions at market prices then prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution."

                                  RISK FACTORS

         You should consider carefully the following risks before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or a part of the money you paid to buy our common stock.


                              Risks Related to CEDC


...     The failure to integrate smoothly the operations, management and other personnel of acquired companies could adversely affect out ability to maximize our business activities and financial performance.


         Our growth will depend in part on our ability to acquire additional distribution capacity and effectively integrate these acquisitions into our existing operations and systems of management and financial controls. Risks associated with acquisitions include, but are not limited to, integration of sales personnel, retention of key management, standardization of management and controls, harmonization of sales and marketing strategies and procedures and implementation of group financial reports and controls. We may not be able to successfully integrate the operations of any acquisition which could negatively impact our financial performance.

         Furthermore, since we have a history of maintaining the operational independence of the companies we acquire, there are risks that the managers of the subsidiaries, who were once the owners of their own companies, will not successfully implement new business strategies and management and cost-control systems. Our senior management which is resident in Warsaw may not be able to coordinate the business activities of the group's various subsidiaries in order to maximize the group's business potential as a nationwide distribution network.


...     The inability to manage adequately exchange-rate risk could significantly affect the financial results of the Company and management's ability to make financial projections.


         Certain of our operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to U.S. Dollars or other hard currencies. By contrast, substantially all of our revenue is denominated in zloty. Any significant devaluation of the zloty against the U.S. Dollar that we are unable to offset through price adjustments will require us to use a larger portion of our revenue to service our U.S. Dollar-denominated obligations. We have entered into transactions to hedge the risk of exchange rate fluctuations. In 2001, these hedges decreased the fluctuations in our quarterly results, but resulted in a new expense item. It is uncertain whether the costs of the hedge transactions will be more of a burden to us than the losses that may result from the exposure to exchange-rate risk. It is also uncertain whether we will be able to continue to obtain hedging arrangements on commercially satisfactory terms. Accordingly, significant shifts in currency exchange rates may have an adverse effect on our ability to service our U.S. Dollar-denominated obligations and, thus, on our financial condition and results of operations.



         The following table sets forth, for the periods indicated, the noon exchange rate (expressed in current zloty quoted by the National Bank of Poland). Such rates are set forth as zloty per U.S. Dollar. At September 18, 2002, such rate was 4.17 PLN per $1.00. More up-to-date conversion ratios can be found on Yahoo.com and other available internet sites.




                                                                  Year ended December 31,
                                                              --------------------------------------
                                                               1998       1999       2000       2001
                                                               ----       ----       ----       ----
         Exchange rate at end of period .................      3.50       4.15       4.14       3.98
         Average exchange rate during period (1).........      3.50       3.97       4.15       4.06
         Highest exchange rate during period ............      3.81       4.35       4.60       4.50
         Lowest exchange rate during period .............      3.41       3.41       4.07       3.91


------------------
(1) The average of the exchange rates on the last day of each month during the applicable period.

...    The inability to maintain and expand senior management would threaten our ability to implement all of our business strategies.

         The management of future growth will require the ability to retain qualified management personnel and to attract and train new personnel. Senior leadership is necessary to develop the financial and cost controls, the information systems, and the marketing activities needed for us to prosper. Further, the successful integration of acquired companies requires substantial attention from our senior management team. Failure to successfully retain and hire needed personnel to manage our growth and development would have a material adverse effect on our ability to implement our business plan and grow our business.

...    A significant number of our largely short-term and non-exclusive supply contracts may be unexpectedly terminated, which would materially and adversely affect the Company's ability to generate revenue and operate profitably.

         We distribute approximately 85% of the alcoholic beverages in our portfolio on a nonexclusive basis. Furthermore, most of our distribution agreements for these beverages have a term of approximately one year, although several of such agreements can be terminated by one party without cause on relatively short notice. For example, the distribution agreements with respect to domestic vodka (which accounted for approximately 76.4% of our net sales in 2001) can be terminated on one months notice. Any termination of a significant number of our supply contracts would adversely affect our ability to generate revenue and operate profitably.

...    The non-renewal of a significant number of our principal supply contracts would materially and adversely affect our ability to generate revenue and operate profitably.

         In 2001, we had purchases of over 5% of net sales with the following suppliers: Polmos Bialystok (24.1%), Unicom Bols Group (14.9%), Polmos Poznan (11.0%), Polmos Zielona Gora (7.5%) and Guinness UDV (7.1%). We have one-year supply contracts with each of the named companies. The termination of our relationship with any of these entities could have a material adverse effect on our ability to generate revenue and operate profitably.

...    Any diminution in the value of goodwill and intangible assets placed on our consolidated financial statements as a result of acquisitions could adversely affect our financial position and market capitalization.

         Acquisitions may result in the recording of goodwill and intangibles on our consolidated financial statements. From January 1, 2002, goodwill is no longer amortized in accordance with SFAS 142. Under SFAS 142 goodwill and trademarks (the later being amortized over the economic life of the asset) are reviewed on an annual basis for possible impairment. Any write-off of these assets could have a negative impact on our market capitalization and financial condition.

                  Risks Related to Growth Through Acquisitions

...    The inability to finance future acquisitions on acceptable terms would undermine our basic business strategy of growing a Poland-wide network through acquisitions.

         Our ability to grow through the acquisition of additional companies will also be dependent upon the availability of capital to complete such acquisitions. We intend to finance acquisitions through a combination of our available cash resources, bank borrowings and, in appropriate circumstances, the further issuance of equity and/or debt securities. These financing resources may not be available to us on acceptable commercial terms when needed to fund an acquisition, if at all, which could prevent us from growing a Poland-wide distribution network.

...    The absence of suitable acquisition targets would undermine our basic business strategy of growing a Poland-wide network through acquisitions.

         We may not identify suitable acquisition candidates that are available on terms acceptable to us. In addition, acquired businesses may not be profitable at the time of their acquisition and may not achieve or maintain profitability levels that justify the investment therein. Therefore, our acquisitions may not be accretive to shareholder value immediately following any acquisition, which would reduce our market capitalization.

           Risks Related to Investments in Poland and Emerging Markets

...    The inability to predict and manage adequately inflation risk could significantly affect our financial results and management's ability to make financial projections.

         Since the fall of Communist rule in 1989, Poland has experienced high levels of inflation. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 15% in 1997 to an average 3.6% for the year 2001. We may not be able to predict or manage fully inflation which has had, and may continue to have, an adverse effect on our financial condition and results of operations.

...    Polish anti-monopoly regulations could threaten our basic business strategy of growing through acquisitions.

         Under the Polish Anti-Monopoly Act, acquisitions may be blocked or have conditions imposed upon them by the Polish Office for Protection of Competition and Consumers (the "Anti-Monopoly Office") if the Anti-Monopoly Office determines that the acquisition has a negative impact on the competitiveness of the Polish market. The current body of Polish anti-monopoly law is not well established and, therefore, it can be difficult to predict how the Anti-Monopoly Office will act on an application. Generally, companies that obtain control of 40% or more of their market may face greater scrutiny from the Anti-Monopoly Office than those that control a lesser share. Additionally, several types of reorganizations, mergers and acquisitions and undertakings between business entities, including acquisitions of stock, under circumstances specified in the Anti-Monopoly Act, require prior notification to the Anti-Monopoly Office. Sanctions for failure to notify include fines imposed on parties to the transaction and members of their governing bodies. The Anti-Monopoly Office may not approve any or all of our proposed acquisitions, which action would negatively impact our ability to institute our business plan and grow our business.

...    Polish regulations regarding customs duties and quotas could price some of our high-margin products out of the market and/or so reduce availability as to make such products unprofitable to sell.

         Generally, the import of alcoholic beverages into Poland is subject to customs duties and the rates of the duties are set for particular types of products. The Minister of Economy is authorized to establish a schedule of quotas for alcoholic beverages for which the customs duties are substantially reduced. Customs quotas for alcoholic beverages are fixed annually, with the current quotas being applicable through December 31, 2002. There are no public guidelines on how the Minister of Economy has determined the current quotas or may determine future quotas. Any increase in customs duties or decrease in customs quotas for alcoholic beverages would reduce our revenue and negatively affect our cash flows.

...    Increased Polish regulations of the alcoholic beverage industry could make it difficult for us to operate in the industry profitably.

         The importation and distribution of alcoholic beverages in Poland are subject to extensive regulation, requiring us to receive and renew various permits and licenses to import, warehouse, transport and sell alcoholic beverages. These permits and licenses often contain conditions with which we must comply in order to maintain the validity of such permits and licenses. Our import and sale of cigars are also subject to regulation. These various governmental regulations applicable to the alcoholic beverage industry may be changed so as to impose more stringent requirements on us. If we were to fail to be in compliance with applicable governmental regulations or the conditions of the licenses and permits we receive, such failure could cause our licenses and permits to be revoked and have a material adverse effect on our business, results of operations and financial condition. Further, the applicable Polish governmental authorities, in particular the Minister of Economy, have articulated only general standards for issuance, renewal and termination of the licenses and permits which we need to operate and, therefore, such governmental authorities retain considerable discretionary authority in making such decisions.

         The alcoholic beverage industry has become the subject of considerable societal and political attention generally in recent years due to increasing public concern over alcohol-related societal problems, including driving while intoxicated, underage drinking and health consequences from the abuse of alcohol. As a consequence of these concerns, the possibility exists for further regulation of the alcoholic beverage industry in Poland. If alcohol consumption in general were to come into disfavor among consumers in Poland, our business operations could be materially and adversely affected.

...    Deterioration in the market reforms undertaken by the Polish government could make it more difficult for management to operate our Company and predict financial performance.

         Poland has undergone significant political and economic change since 1989. Political, economic, social and similar developments in Poland could in the future have a material adverse effect on our business and operations. In particular, changes in laws or regulations (or in the interpretations of existing laws or regulations), whether caused by changes in the government of Poland or otherwise, could materially adversely affect our business and operations. Currently there are no limitations on the repatriation of profits from Poland, for example, but there is no assurance that foreign exchange control restrictions or similar limitations will not be imposed in the future with regard to repatriation of earnings and investments from Poland. If such exchange control restrictions, or similar limitations are imposed, the ability of CEDC to receive dividends or other payments from its subsidiaries could be reduced, which would reduce our cash flows and liquidity.


...    Emerging economies, such as Poland in which we operate, can be more volatile and perform differently than the United States due to increased risks of adverse political, regulatory, or economic developments. The value of our common stock may be adversely affected by such developments that will not affect other U.S. issuers without material operations in emerging markets.


         In general, investing in the securities of issuers with substantial operations in foreign markets such as Poland involves a higher degree of risk than investing in the securities of issuers with substantial operations in the United States and similar jurisdictions. The Polish market could be subject to greater social, economic, regulatory and political uncertainties than the United States which could have an adverse effect on the market value and liquidity of our common stock.

...    Our stockholders could experience unusual expense and uncertainty in trying to enforce any judicial judgment against us.

         Our Company is organized under the laws of the State of Delaware. Therefore, our stockholders are able to affect service of process in the United States upon CEDC and may be able to affect service of process upon our directors. However, we are a holding company, all of the operating assets of which are located outside the United States. As a result, it may not be possible for investors to enforce against our assets judgments of United States courts predicated upon the civil liability provisions of United States laws. We have been advised by our counsel that there is doubt as to the enforceability in Poland, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Poland.

                         Risks Related to this Offering

...    The market price of our common stock will fluctuate and could fluctuate significantly.

         The market price of our common stock might be highly volatile. The following could cause the market price of our common stock to fluctuate substantially:

         . changes in our quarterly financial condition or operating results, . changes in general conditions in the economy, . changes in the financial markets, . changes in the alcoholic beverage industry, . changes in our announced financial estimates, . changes in financial estimates by securities analysts or differences between those estimates and our actual results, . the liquidity of the market for our common stock, . changes in policies regarding alcoholic beverages in Poland, . grants or exercises of stock options or securities convertible into the common stock,
         . news announcements,

         . litigation involving us,
         . actions by governmental agencies or changes in regulations or . other developments affecting us or our competitors.

         The stock market might also experience significant price and volume fluctuations that might affect the market price of our common stock for reasons that are unrelated to our operating performance and that are beyond our control.


...    The market price of our common stock might be lower because of shares eligible for future sale and shares reserved for future issuance upon the exercise of options.


         Future sales of substantial amounts of our common stock in the public market or the perception that such sales could occur could adversely affect the market price of our common stock. The number of outstanding shares of our common stock held by affiliates of CEDC is large relative to the trading volume of the common stock. We are unable to predict the effect that sales of our common stock may have on the then prevailing market price of our common stock. Any substantial sales of our common stock or even the possibility of such sales occurring may have an adverse effect on the market price of our common stock.



         As of September 18, 2002, we had outstanding options and warrants to purchase an aggregate of 525,750 shares of our common stock. We have also reserved up to an additional 30,000 shares of our common stock for issuance upon exercise of options that have not yet been granted under our stock option plan. Holders of these warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the options and warrants. The market price of our common stock could fall as a result of the sale of any of these shares.



                               RECENT DEVELOPMENTS

         On March 28, 2002, CEDC completed a private placement of 800,000 shares of its common stock at $10.50 per share, for gross proceeds of $8,400,000.

         Effective as of April 22, 2002 CEDC completed the acquisition of Damianex S.A., a Polish joint stock company, engaged in the business of distributing alcoholic beverages in Southeastern Poland. The acquisition price was $7,138,000 and the issuance of 152,996 shares of CEDC common stock. Further information, including historical and pro forma financial statements, are contained in our report on Form 8-K dated May 9, 2002 and on the amendments thereto on Forms 8-K/A.

         Effective as of April 24, 2002 CEDC completed the acquisition of AGIS S.A., a Polish joint stock company, engaged in the business of distributing alcoholic beverages in Northern Poland. The acquisition price was $4,567,978 and the issuance of 172,676 shares of CEDC common stock. Further information, including historical and pro forma financial statements, are contained in our report on Form 8-K dated May 9, 2002 and on the amendments thereto on Form 8-K/A.


         On August 13, 2002, CEDC reported that net income rose 312.6% to $1,941,300, or $0.36 per fully diluted share, for the three-month period ended June 30, 2002, from $470,500, or $0.11 per fully diluted share, for the same period in 2001. Seventy-seven percent of this increase in net earnings is attributable to the two acquisitions described above while the remaining 23% is attributable to core operations. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CEDC's Form 10-Q for the period ended June 30, 2002, filed on August 13, 2002 and incorporated herein.


                  FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS

         This prospectus and the documents incorporated into this prospectus by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "could," "should," "would," "intend," "will," "expect," "anticipate," "believe," "estimate" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other forward-looking information.

         There may be events in the future that we are not able to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution investors that our forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These differences may be the result of various factors, including those factors described in the section entitled "Risk Factors" on page 3 and other risk factors as may be detailed from time to time in CEDC's public announcements and filings with the Securities and Exchange Commission.

                              SELLING STOCKHOLDERS

         A total of up to 800,000 shares of common stock may be sold by use of this prospectus. The shares of common stock offered by the prospectus were privately issued by us in March 2002 in private placements to "accredited investors," as defined by Rule 501 under the Securities Act or in the exemption from registration provided by Regulation S.

         Since the selling stockholders may sell all, some or none of the shares they beneficially own, CEDC cannot estimate the number of shares that will be sold by use of this prospectus or that will be owned by the selling stockholders upon completion of the offering.

         The table below sets forth information as of May 31, 2002 regarding the beneficial ownership of common stock by the selling stockholders.


                                      Number of Shares    Owned Number of Shares
                                      ----------------    ----------------------
Name of Selling Stockholder                                     Offered
---------------------------                                     -------

Michael A. Nicolais                            40,000             40,000

Nicholas Fitzwilliams                          10,000             10,000

Kingsbridge Capital /1/                        15,000             15,000

Quantico Partners, L.P. /2/                    50,000             50,000

Joseph E. Sheehan III                           5,000              5,000

Joseph E. Sheehan                              35,000             35,000

Senvest International LLC  /3/                  5,000              5,000

Wanger International                          160,000            160,000
       Small Cap Advisor /4/

Wanger European Smaller Companies              40,000             40,000
       Fund /5/

S 2 Partners, L.P. /6/                         35,000             35,000

Anglo Irish Bank (Suisse) S.A. /7/             25,000             25,000

TCMP3 /8/                                       5,000              5,000

Cohanzick Partners, L.P. /9/                   25,000             25,000

Cohanzick High Yield Partners, L.P. /9/                 25,000         25,000

Oberweis Emerging Growth Portfolio                      80,000         80,000
          (UMBTRU) /10/

Radyr Investments Limited /11/                          90,000         90,000

Lancaster Investment                                    50,000         50,000
    Partners, L.P. /12/

NV Pensioenverzekeringsmaatschappij DSM /13/            30,000         30,000

Pemigewasset Partners L.P. /14/                         25,000         25,000

MicroCapital Fund, LTD /15/                             50,000         50,000


/1/ Adam Gurney, a director of this selling shareholder, holds investment and voting control of these shares.
/2/ Jeffrey Thorp holds investments and voting control of the shares held by this selling stockholder. Jeffrey Thorp is the managing member of Langley Capital, the general partner of this selling shareholder.
/3/ Richard Mashaal, a president of this selling shareholder, holds investment and voting control of these shares.
/4/ Todd Narter and Chris Olson, vice presidents of this selling shareholder, hold investment and voting control of these shares.
/5/ Leah Zell, a portfolio manager of this selling shareholder, holds investment and voting control of these shares.
/6/ R. Russell Last and Walter Ramsley, general partners of this selling shareholder, hold investment and voting control of these shares.
/7/ Jacques Girod and Jean Luc Girod (a general manager and officer, respectively, of this selling shareholder) hold investment and voting control of these shares.
/8/ Steven Slawson and Walter Schenker, principals of this selling shareholder, holds investment and voting control of these shares.
/9/ David Sherman, an authorized agent of this selling shareholder, holds investment and voting control of these shares.
/10/ James D. Oberweis, James W. Oberweis and Martin Yokosawa, fund managers of this selling shareholder, hold investment and voting control of these shares. /11/ David Sims and Lamberto Banchetti, directors of this selling shareholder, hold invesment and voting control of these shares.
/12/ Robert Berlacher, a fund manager of this selling shareholder, hold investment and voting control of these shares.
/13/ J. Knol, E. Gellessen and G. Van Neer, investment managers of this selling shareholder, hold investment and voting control of these shares.
/14/ James Vose, a general partner of this selling shareholder, holds investment and voting control of these shares.
/15/ Ian P. Ellis, a president of this selling shareholder, holds investment and voting control of these shares.


                           NO PROCEEDS TO THE COMPANY

         CEDC will not receive any of the proceeds from sales of shares by the selling stockholders. The costs and expenses incurred in connection with the registration under the Securities Act of the offered shares will be paid by CEDC. The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders, and share transfer and other taxes attributable to the sale of the offered shares.

                              PLAN OF DISTRIBUTION

         The selling stockholders may from time to time, in one or more transactions, sell all or a portion of the offered shares on Nasdaq or any other national securities exchange or quotation service on which the offered shares are listed or quoted at the time of sale, in the over-the-counter market, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered shares from time to time will be determined by the selling stockholders and, at the time of determination, may be higher or lower than the market price of the common stock as quoted on Nasdaq. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of offered shares for whom they may act as agents. Underwriters may sell offered shares to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by CEDC, underwriters, dealers and agents who participate in the distribution of offered shares may be entitled to indemnification by CEDC against liabilities under the Securities Act or otherwise, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. The offered shares may be sold directly or through broker-dealers acting as principals or agents, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. Broker-dealers acting as principals or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of offered shares for whom they may act as agents.

         The methods by which the offered shares may be sold include:

         . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

         . a cross or block trade in which the broker-dealer so engaged will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         .  an exchange distribution in accordance with the rules of the NASD;

         . short sales or borrowings, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;

         .  privately-negotiated transactions; and

         .  underwritten transactions.


         One selling stockholder, Senvest International LLC, which is offering for sale the 5,000 shares of our common stock which it beneficially owns, is considered an "underwriter" of those shares within the meaning of Securities Act. Four other selling stockholders Michael A. Nicolais, Joseph E. Sheehan, Wanger International Small Cap Advisor and Wanger European Smaller Companies Fund, are affiliates of broker-dealers but none is considered an underwriter based on the certification of each to us that it purchased the shares of our common stock offered hereby in the ordinary course of business and that at the time of the purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares being offered. Other selling stockholders and any dealers or agents participating in a distribution of the offered shares may be deemed to be underwriters, and any profit on the sale of the offered shares by the selling stockholders and any commissions received by such broker-dealers may be deemed to be underwriting commissions under the Securities Act.


         We cannot assure you that the selling stockholders will sell all or any portion of the common stock covered by this prospectus.

         We will supply the selling stockholders with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act in connection with any resale or redistribution by a selling stockholder, we fill file a prospectus supplement setting forth:

         .  the aggregate number of shares to be sold;

         .  the purchase price;

         . if applicable, the names of any underwriter, agent or broker-dealer; and

         . any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealer with respect to the particular transaction (which may exceed customary commissions or compensation).

         If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction.

         CEDC has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the 800,000 shares offered by the selling stockholders who acquired them in our recent private placement, including:


         .  all registration and filing fees,

         .  printing expenses, and

         .  fees and disbursements of counsel and accountants for CEDC.


         The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders and stock transfer and other taxes attributable to the sale of the offered shares. CEDC also has agreed to indemnify the selling stockholders and their respective officers, directors and trustees and each person who controls, within the meaning of the Securities Act, a selling stockholder against losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. The selling stockholders have agreed to indemnify CEDC, its officers and each person who controls, within the meaning of the Securities Act, CEDC against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to CEDC by the selling stockholders.


                              ABOUT THIS PROSPECTUS

         We have filed with the Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

                       WHERE YOU CAN FIND MORE INFORMATION

         CEDC is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any materials we file with the Commission at the Public Reference Room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file many of our documents electronically with the Commission, and you may access those documents over the Internet. The address of the Commission's web site is http://www.sec.gov. Most of our filings with the Commission can also be accessed on the Company web-page at www.ced-c.com.

         Our common stock is quoted on the Nasdaq National Market under the symbol "CEDC."

         The Commission allows us to incorporate by reference the information we file with them in this prospectus. This helps us disclose certain information to you by referring you to the documents we file. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference each of the documents listed below.

         (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Commission on March 15, 2002.

         (b) Our Current Report on Form 8-K filed with the Commission on January 10, 2002.

         (c) Our Current Report on Form 8-K filed with the Commission on February 21, 2002.


         (d) An amendment to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001 filed with the Commission on March 22, 2002.


         (e) Our Current Report on Form 8-K filed with the Commission on March 28, 2002.

         (f) Our Current Report on Form 8-K filed with the Commission on May 9, 2002.


         (g) Our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2002 filed with the Commission on May 15, 2002.


         (h) An amendment to our May 9, 2002 Current Report on Form 8-K/A filed with the Commission on May 14, 2002.

         (i) An amendment to our May 9, 2002 Current Report on Form 8-K/A filed with the Commission on June 3, 2002.


         (j) An amendment to our May 9, 2002 Current Report on Form 8-K/A filed with the Commission on July 30, 2002.

         (k) Our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2002 filed with the Commission on August 13, 2002.

         (l) An amendment to our Quarterly Report on Form 10-Q/A for the first quarter ended March 31, 2002 filed with the Commission on August 21, 2002.

         (m) An amendment to our May 9, 2002 Current Report on Form 8-K/A filed with the Commission on August 28, 2002.

         (n) An amendment to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001 filed with the Commission on September 4, 2002.

         (o) The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 21, 1998, including any amendment or report filed for the purpose of updating such description.


         In addition, all documents and reports, filed by us subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         You may obtain copies of these documents, other than exhibits, free of charge by contacting James Archbold, CEDC's Vice President and Corporate Secretary, at our principal office, which is located at 1343 Main Street, Suite 301, Sarasota, Florida 34236, or by telephone at (941) 330-1558.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this document.

                                     EXPERTS

         The Consolidated financial statements of Central European Distribution Corporation appearing in Central European Distribution Corporation's Annual Report on Form 10-K, as amended, for the year ended December 31, 2001 have been audited by Ernst & Young Audit Sp. z o.o., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference upon such report given on the authority of such firm as experts in accounting and auditing.


         The financial statements of Damianex S.A. appearing in Central European Distribution Corporation's Current Report on Form 8-K/A dated May 9, 2002 and filed with the Commission on August 28, 2002, have been audited by Ernst & Young audit Sp. z o.o., independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


         The financial statements of AGIS S.A. appearing in Central European Distribution Corporation's Current Report on Form 8-K/A dated May 9, 2002 and filed with the Commission on August 28, 2002, have been audited by Ernst & Young Audit Sp. z o.o., independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Hogan & Hartson L.L.P., Washington, D.C., has passed upon the validity of the common stock offered pursuant to this prospectus.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by CEDC or the selling stockholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the offered shares, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of CEDC since the date hereof.

                              --------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary .....................................................     2
Risk Factors ...........................................................     3
Recent Developments ....................................................     8
Forward-Looking Statements in this Prospectus ..........................     8
Selling Stockholders ...................................................     9
No Proceeds to the Company .............................................    10
Plan of Distribution ...................................................    11
About This Prospectus...................................................    12
Where You Can Find More Information ....................................    13
Experts ................................................................    14
Legal Matters ..........................................................    14


                                 800,000 Shares



                    CENTRAL EUROPEAN DISTRIBUTION CORPORATION





                                  Common Stock





                       ----------------------------------

                                   PROSPECTUS

                       ----------------------------------













                                September , 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the estimated fees and expenses payable by CEDC in connection with the issuance and distribution of the securities being registered:

    Registration Fee ..............................     $ 1,250
    Printing and Duplicating Expenses..............      10,000
    Legal Fees and Expenses .......................      40,000
    Accounting Fees and Expenses ..................      15,000
    Miscellaneous .................................       5,000
                                                        -------
        Total .....................................     $71,250
                                                        =======

Item 15.  Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of the State of Delaware sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability that they may incur in their capacity as such. Section 6.3 of CEDC's Certificate of Incorporation provides for indemnification of CEDC's directors, officers, employees and agents under certain circumstances. Section 6.5 of CEDC's Bylaws, as amended, provides that CEDC may purchase and maintain insurance on behalf of directors, officers, employees or agents. CEDC has in effect a policy of liability insurance covering its directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of CEDC pursuant to the foregoing provisions, or otherwise, CEDC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by CEDC of expenses incurred or paid by a director, officer, or controlling person of CEDC in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, CEDC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits

   Exhibit
     No.                            Description

3.1 Certificate of Incorporation (Filed as Exhibit 3.1 to the Registration Statement on Form SB-2, File No. 333-42387, with the Commission on December 17, 1997 [the "1997 Registration Statement"] and incorporated herein by reference).

3.2 Bylaws (Filed as Exhibit 3.2 to the 1997 Registration Statement and incorporated herein by reference).

4.1 Form of Common Stock Certificate (Filed as Exhibit 4.1 to the 1997 Registration Statement and incorporated herein by reference).

4.2 Warrant Agreement and Attached form of Representatives' Warrant (Filed as Exhibit 4.2 to Amendment No. 1 on Form S-1 to the 1997 Registration Statement with the Commission on April 17, 1998 and incorporated herein by reference).

*5 Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.

*10      1997 Stock Incentive Plan, as amended.

*23.1    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).

23.2     Consent of Ernst & Young Audit Sp. z o.o.

*24      Power of Attorney (included on signature page).




-----------
* Previously filed.

Item 17.  Undertakings

   (a)   The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities

Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to its Registration Statement on Form S-3, File No. 333-89868, to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sarasota, state of Florida on September 19, 2002.




                                 CENTRAL EUROPEAN DISTRIBUTION CORPORATION



                            By:  /s/ William V. Carey
                                 -----------------------------------------------
                                 William V. Carey
                                 Chairman, President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the nineteenth day of September 2002.




                 Signature                         Title
         --------------------------   ---------------------------------

                                       Chairman, President and Chief
                                       Executive Officer and Director
         /s/ William V Carey           (Principal Executive Officer)
         --------------------------
             William V. Carey

                                       Vice President and Chief Financial
                                       Officer
                                       (Principal Financial Officer and
         /s/ Neil Crook                Principal Accounting Officer)
         --------------------------
             Neil Crook

          /s/         *                Vice-Chairman of the Board
         --------------------------
              Jeffrey Peterson

         /s/         *                 Director
         --------------------------
              James Grossmann

         /s/         *                 Director
         --------------------------
              Tony Housh

         /s/         *                 Director
         --------------------------
              Jan W. Laskowski

         --------------------------    Director
              Richard S. Roberts


  * By:  /s/ William V. Carey
            -----------------------
              Attorney-In-Fact

                                  EXHIBIT INDEX

 Exhibit
   No.                             Description

3.1 Certificate of Incorporation (Filed as Exhibit 3.1 to the Registration Statement on Form SB-2, File No. 333-42387, with the Commission on December 17, 1997 [the "1997 Registration Statement"] and incorporated herein by reference).

3.2 Bylaws (Filed as Exhibit 3.2 to the 1997 Registration Statement and incorporated herein by reference).

4.1 Form of Common Stock Certificate (Filed as Exhibit 4.1 to the 1997 Registration Statement and incorporated herein by reference).

4.2 Warrant Agreement and Attached form of Representatives' Warrant (Filed as Exhibit 4.2 to Amendment No. 1 on Form S-1 to the 1997 Registration Statement with the Commission on April 17, 1998 and incorporated herein by reference).


*5 Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.


*10       1997 Stock Incentive Plan, as amended.


*23.1     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).

23.2      Consent of Ernst & Young Audit Sp. z o.o.

*24       Power of Attorney (included on signature page).


____________________
*  Previously filed.


--------------------------------------------------------------------------------